______________________________________________________________________________
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form SD

SPECIALIZED DISCLOSURE REPORT

SONOS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-38603	03-0479476
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)
301 Coromar Drive, Santa Barbara, CA (Address of principal executive offices)		93117
		(Zip code)

Eddie Lazarus, Chief Legal Officer
(805) 965-3001
(Name and telephone number, including area code, of the person to contact in connection with this report.)

Check the appropriate box below to indicate the rule pursuant to which this Form is being submitted, and provide the period to which the information in this Form applies:

☒	Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2025.

☐	Rule 13q-1 under the Securities Exchange Act (17 CFR 240.13q-1) for the fiscal year ended ______.

Section 1 – Conflict Minerals Disclosure
Item 1.01 Conflict Minerals Disclosure and Report
A copy of the conflict minerals report is publicly available on our website at https://investors.sonos.com/reports-and-filings/default.aspx. The information contained on our website is not incorporated by reference into this Form SD or our Conflict Minerals Report and should not be considered part of this Form SD or the Conflict Minerals Report.

Item 1.02 Exhibit
A copy of the conflict minerals report is attached hereto as Exhibit 1.01 and incorporated herein by this reference.

Section 2 – Resource Extraction Issuer Disclosure
Item 2.01 Resource Extraction Issuer Disclosure and Report
Not applicable.

Section 3 – Exhibits
Item 3.01 Exhibits

Exhibit No.	Description
1.01	Conflict Minerals Report as contemplated by Items 1.01 and 1.02 of this Form.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

SONOS, INC.
(Registrant)
By: /s/ Eddie Lazarus	Date: May 28, 2026
Name: Eddie Lazarus Title: Chief Legal Officer

EXHIBIT INDEX

Exhibit Number	Description
1.01	Conflict Minerals Report as contemplated by Item 1.02 of this Form

3